EXHIBIT (a)(1)(ii)

Safeway Stock Option Exchange Form

Below is a listing of (i) your outstanding eligible stock options or (ii) your outstanding eligible stock rights (“Rights”) consisting of options to purchase shares of common stock of Safeway and corresponding stock appreciation rights (“SARs”), as the case may be. If you wish to exchange any of your eligible options or Rights, as the case may be, you may do so by either completing this form in accordance with its instructions and sending it to us by interoffice mail, facsimile (925) 226-5314 or regular mail to:

Nicole Callender

Stock Administration

4410 Rosewood Drive

Pleasanton, CA 94588

or by making your elections electronically via the Safeway Stock Option Exchange website at www.safewayexchange.com. Read carefully through this Exchange Form and submit your elections before 5:00 p.m. Pacific (California) time on October 5, 2004, unless the offer is extended by Safeway in its sole discretion. You can withdraw or change your previously submitted election to exchange options or Rights at any time before 5:00 p.m. Pacific (California) Time on October 5, 2004. If Safeway extends this offer beyond that time, you can withdraw or change your election at any time until the extended expiration of this offer.

When the terms “options,” “replacement options,” “surrendered options,” and “eligible options” are used in this Stock Option Exchange Form, they are intended to also refer to the Rights, replacement Rights, surrendered Rights and eligible Rights, as the case may be, unless we specifically state otherwise. When the term “exercise price” is used in this form, it is also intended to refer to the “base price” for the Rights, unless we specifically state otherwise.

Please be sure to submit either this form or make your elections electronically and not submit both. In the event we receive this form and an electronic election prior to the expiration of the offer, the submission with the latest receipt date by our office will be considered your final submission.

Should you have any questions, please call the Stock Option Exchange hotline at (877) SWY-EXCH or (877) 799-3924.

Name of Optionee: First Name Last Name

Employee SSN:

I have received the Offer to Exchange Certain Outstanding Options, dated September 7, 2004. I understand that I am eligible to participate in this exchange program only if I:

•	am an employee of Safeway or any of its subsidiaries on September 7, 2004;

•	reside in the U.S. or Canada;

•	am not one of the following individuals: an executive officer of Safeway, an officer of Safeway at the level of Senior Vice President or above at the time the exchange program was approved by stockholders, or one of the members of our board of directors;

•	remain an employee who meets the above requirements through the expiration of this offer; and

•	hold at least one eligible option or Right on September 7, 2004.

For all employees of Safeway and its subsidiaries who hold eligible options:

I understand that, by choosing to participate in this exchange program, I may only elect to exchange options that have an exercise price greater than US$35.00 per share. I further understand that I must elect to exchange all or none of the outstanding options granted to me with the same grant number on a single grant date and at the same exercise price (defined as the entire option grant), and I understand no other option grants will be made to me during the period from October 6, 2004 through the replacement grant date.

I understand that, except as otherwise noted above, in return for those options that I elect to exchange and that are accepted by Safeway, Safeway will grant replacement options to me using the exchange formula described in the Offer to Exchange Certain Outstanding Options, subject to the terms and conditions of this exchange program. The number of replacement options I will receive will be determined according to the exchange formula detailed in the Offer to Exchange Certain Outstanding Options, and that these replacement options will be granted no sooner than the first business day that is at least six months and one day from the date my surrendered options are cancelled (the date on which the replacement options are granted being referred to as the “replacement grant date”). In order to remain eligible to receive replacement options, I understand that I must remain employed by Safeway or any of its subsidiaries through the replacement grant date and continue to reside in the United States or Canada.

I understand that all of the terms and conditions of the replacement options will be similar to the terms and conditions of the cancelled options, although (i) the per share exercise price of the replacement options will be equal to the closing sales price of Safeway’s common stock on the New York Stock Exchange on the replacement grant date, (ii) the vesting schedule of the replacement options will be replaced with a new vesting schedule under which options will vest in five equal annual increments beginning one year from the replacement grant date whether or not the surrendered options were partially or wholly vested or exercisable, (iii) the expiration date of the replacement options will be six years from the replacement grant date and (iv) the replacement options will be non-qualified stock options for U.S. federal income tax purposes.

I also understand that by executing and submitting this election, I am agreeing to a termination and release of any rights which I may have and of any obligations which Safeway may have, under any stock option agreements which have been entered into by me, insofar as the same pertain to the eligible options being exchanged.

I understand that I will not be eligible to receive any other options until the replacement grant date.

I understand that, under certain circumstances set forth in the Offer to Exchange Certain Outstanding Options, Safeway may terminate or amend the offer and postpone its acceptance and cancellation of any options elected for exchange. In any such event, I understand that the options elected for exchange but not accepted will remain in effect without change.

I hereby agree to waive, relinquish and give up any and all of my rights and interest in the options listed below. I understand all of these options will become null and void on October 6, 2004, unless this offer is extended. I acknowledge that this election is entirely voluntary. I also acknowledge that this election will be irrevocable after 5:00 p.m. Pacific (California) Time on October 5, 2004, unless the offer is extended by Safeway in its sole discretion, in which case the offer will become irrevocable upon expiration of the extension.

For employees who hold eligible Rights:

I understand that I have been granted Rights consisting of an option to purchase shares of common stock and a corresponding SAR. I understand that only if the base price of the SAR component of a Right (“eligible Right”) granted to me is greater than the Canadian dollar equivalent of $35.00 United States dollars per share as determined by reference to the Canadian dollar/United States dollar exchange rate on the initial grant date of such Right, and if I am otherwise an eligible employee, that I am entitled to participate in the exchange program in the same manner as other eligible employees of Safeway exchanging eligible options. I further understand that it is only the eligible Rights which I am entitled to exchange for replacement Rights. I understand that the option component of the Right cannot be exchanged without exchanging the corresponding SAR component and vice versa. I further understand that I must elect to exchange all or none of the outstanding eligible Rights granted to me with the same grant number on a single grant date and at the same base price (defined as the entire Rights grant), and I understand no other Rights grants will be made to me during the period from October 6, 2004 through the replacement grant date.

I understand that, except as otherwise noted above, in return for those Rights that I elect to exchange and that are accepted by Safeway, Safeway and Canada Safeway Limited will grant replacement Rights to me using the exchange formula described in the Offer to Exchange Certain Outstanding Options, subject to the terms and conditions of the exchange program. The number of replacement Rights I will receive will be determined according to the exchange formula detailed in the Offer to Exchange Certain Outstanding Options, and that these replacement Rights will be granted no sooner than the first business day that is at least six months and one day from the date my surrendered Rights are cancelled (the date on which the replacement Rights are granted being referred to as the “replacement grant date”). In order to remain eligible to receive replacement Rights, I understand that I must remain employed by Safeway or any of its subsidiaries through the replacement grant date and continue to reside in the United States or Canada.

I understand that the terms and conditions of the replacement Rights will be similar to the terms and conditions of the cancelled Rights, although (i) the new base price per share for the SAR component of any replacement Rights will be the Canadian dollar equivalent of the closing sales price of common stock of Safeway as quoted on the New York Stock Exchange on the replacement grant date; such Canadian dollar equivalent being determined by reference to the Canadian/U.S. dollar exchange rate as reported in the Wall Street Journal on the replacement grant date, (ii) the per share exercise price of the option component of the replacement Rights will be the same as that of the existing option component, namely, the fair market value of common stock of Safeway on the date of exercise, (iii) the vesting schedule of the replacement Rights will be replaced with a new vesting schedule under which Rights will vest in five equal annual increments beginning one year from the replacement grant date whether or not the surrendered Rights were partially or wholly vested or exercisable and (iv) the expiration date of the replacement Rights will be six years from the replacement grant date.

I also understand that by executing and submitting this election, I am agreeing to a termination and release of any rights which I may have and of any obligations which Safeway and Canada Safeway may have, under any stock rights agreements which have been entered into by me, insofar as the same pertain to the eligible Rights being exchanged.

I further understand that I will be required to enter into a new stock rights agreement for the replacement Rights, similar to that which I previously entered into with Safeway and Canada Safeway.

I understand that I will not be eligible to receive any other options or Rights until the replacement grant date.

I understand that, under certain circumstances set forth in the Offer to Exchange Certain Outstanding Options, Safeway may terminate or amend the offer and postpone its acceptance and cancellation of any Rights elected for exchange. In any such event, I understand that the Rights elected for exchange but not accepted will remain in effect without change.

I hereby agree to waive, relinquish and give up any and all of my rights and interest in the Rights listed below. I understand all of these Rights will become null and void on October 6, 2004, unless this offer is extended. I acknowledge that this election is entirely voluntary. I also acknowledge that this election will be irrevocable after 5:00 p.m. Pacific (California) Time on October 5, 2004, unless the offer is extended by Safeway in its sole discretion, in which case the offer will become irrevocable upon expiration of the extension.

I acknowledge and agree that to the extent applicable, all terms, conditions and qualifications pertaining to the exchange of eligible options by eligible employees, will apply to the exchange of eligible Rights which I am exchanging.

For all eligible employees of Safeway and its subsidiaries, exchanging eligible options and/or eligible Rights:

I hereby elect to exchange and cancel the following options or Rights (an option or Right is defined as all or none of the outstanding options or Rights, as the case may be, granted to me on a single grant date with a single grant number and at the same exercise price):

Employee Name

Employee Address

Grant Number	Grant Date	Shares/Rights Granted	Exercise Price/Base Price (US$/CDN$)	Vested Shares /Rights	Outstanding/ Eligible Shares/Rights	Replacement Options/Rights	Exchange? Yes or No

Optionee’s Signature	Date

Optionee’s Name

Optionee’s Address, Phone Number and Fax Number

Optionee’s Email Address